SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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MIDAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Midas, Inc.

1300 Arlington Heights Road, Itasca, Illinois 60143

April 7, 2004

Dear Shareholder:

It is our pleasure to invite you to attend the Annual Meeting of Shareholders of Midas, Inc. to be held on Tuesday, May 11, 2004, at 11:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois.

At the annual meeting, we will ask you to consider and vote upon the election of two directors and the ratification of the appointment of KPMG LLP as the independent auditors of Midas. We will also discuss Midas’ performance and respond to your questions.

The formal notice of annual meeting and the proxy statement follow. Your vote is important, regardless of the size of your holdings. Even if you plan to attend the annual meeting, you may vote your shares via the toll-free telephone number or via the Internet, or you may complete, sign and date the enclosed proxy card or voting instruction card and return it in the enclosed, postage-paid envelope. Instructions regarding all three methods of voting are contained on the proxy card and voting instruction card and in the attached proxy statement. If you attend the annual meeting and prefer to vote in person, you may do so in accordance with the procedures described in the attached proxy statement.

Sincerely,

Robert R. Schoeberl

Chairman

Alan D. Feldman

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF MIDAS, INC.

Date:	Tuesday, May 11, 2004

Time:	11:00 a.m., local time

Place:	O’Hare Hilton Hotel O’Hare International Airport Chicago, Illinois 60666

Purposes:

•	To elect two directors to a term of office expiring at the 2007 Annual Meeting of Shareholders;

•	To ratify the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 1, 2005; and

•	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:    The close of business on March 24, 2004.

The matters to be acted upon at the annual meeting are described in the accompanying proxy statement.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Chicago, Illinois

April 7, 2004

NOTE:	In order to assure the presence of a quorum at the annual meeting, please vote your shares via the toll-free telephone number or via the Internet, or complete, sign and date the enclosed proxy card or voting instruction form and return it promptly in the enclosed, postage-paid envelope, even if you plan to attend the annual meeting. By promptly voting, you will reduce the expenses of this proxy solicitation. You may revoke your proxy at any time before it is voted.

MIDAS, INC.

Our principal executive office is located at 1300 Arlington Heights Road, Itasca, Illinois 60143. Our telephone number is (630) 438-3000. Our website is located at www.midas.com. The information contained on or connected to our website is not part of this proxy statement and is not incorporated in this proxy statement by reference.

THE ANNUAL MEETING

Attending the Annual Meeting

Our annual meeting will be held on Tuesday, May 11, 2004, at 11:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois. If you plan to attend the annual meeting, please check the box on our proxy card.

This Proxy Statement

We sent you our proxy materials because our Board of Directors is soliciting your proxy to vote your shares of Common Stock at the annual meeting. If you own Common Stock in more than one account, such as individually and through one or more brokers, you may receive more than one set of proxy materials. In order to vote all of your shares by proxy, you should vote the shares in each different account as described below under “Street Name Holders and Record Holders” and “How Record Holders Vote”.

On or about April 7, 2004, we began mailing these proxy materials to all shareholders of record at the close of business on March 24, 2004. On the record date, there were 15,360,626 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders at the annual meeting.

Matters to be Considered

At the annual meeting, shareholders will:

•	Elect two directors to a term of office expiring at the 2007 Annual Meeting of Shareholders;

•	Ratify the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 1, 2005; and

•	Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name”, and you, as the beneficial owner of those shares, do not appear in Midas’ stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform Midas how many of their clients own Common Stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the annual meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the annual meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the annual meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote”.

How Record Holders Vote

You can vote at the annual meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You can always attend the annual meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-877-779-8683, 24 hours a day, 7 days a week, and following the instructions on our proxy card;

•	By Internet—You can vote by Internet by going to the website http://www.eproxyvote.com/mds and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may (i) vote for the election of both of our director nominees, (ii) withhold authority to vote for both of our director nominees, or (iii) vote for the election of one of our director nominees and withhold authority to vote for our other nominee, by so indicating on the proxy card. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the appointment of KPMG LLP as the independent auditors of Midas.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our two director nominees; and

•	The ratification of the appointment of KPMG LLP as the independent auditors of Midas.

Employees Who are Shareholders

If you are one of our many employees who participate in the Midas Common Stock Fund under Midas’ Retirement Savings Plan (the “Savings Plan”), you will receive from the Savings Plan trustee a request for voting instructions with respect to all of the shares allocated to your Savings Plan account. You are entitled to direct the Savings Plan trustee how to vote your Savings Plan shares. If you do not give voting instructions to the Savings Plan trustee within the time specified by the Savings Plan trustee, your Savings Plan shares will be voted by the Savings Plan trustee in the same proportion as shares held by the Savings Plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with the Savings Plan trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Quorum Requirement

A quorum is necessary to hold a valid meeting of shareholders. If shareholders entitled to cast at least a majority of the shares entitled to vote at the annual meeting are present in person or by proxy, a quorum will exist. Shares owned by Midas are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the annual meeting, please vote your shares in accordance with the instructions described above, even if you plan to attend the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The Vote Necessary for Action to be Taken

If a quorum is present at the annual meeting, the two persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

If a quorum is present at the meeting, ratification of the appointment of KPMG LLP as the independent auditors of Midas requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Revocation of Proxies

If you are a registered holder of Common Stock, you may revoke your proxy at any time before your proxy is voted by: (i) giving written notice of revocation to Midas’ Corporate Secretary, (2) executing a later-dated proxy card (including by Internet or telephone), or (3) attending the annual meeting and voting your shares in person. If your shares are held in “street name”, you must contact your broker to revoke your proxy.

Other Matters

The Board does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our Bylaws, generally no business besides the proposals discussed in this proxy statement may be transacted at the annual meeting. However, if any other matter properly comes before the annual meeting, your proxies will act on such matter in their discretion.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is comprised of six members divided into three classes, with one class of directors elected each year for a three-year term. Five of our six directors are not Midas employees.

Archie R. Dykes and Alan D. Feldman are now directors of Midas and their terms expire at the 2004 annual meeting. Dr. Dykes and Mr. Feldman have notified Midas of their willingness to stand for re-election to the Board. If either director nominee fails to stand for election, the proxies named in our proxy card currently intend to vote for a substitute nominee designated by the Board. Alternatively, the Board may reduce or increase the number of directors to be elected at the annual meeting or otherwise.

The following sets forth information as to our director nominees for election at the annual meeting and each director continuing in office.

Nominees for election at the annual meeting to a term expiring in 2007:

Name	Director Since	Age	Principal Occupation and Directorships
Archie R. Dykes	1998	73	Dr. Dykes is Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc., Dallas, Texas. He is also Lead Director of the Board of Directors of PepsiAmericas, Inc. In addition, he serves as Chairman of Capital City Holdings, Inc., a venture capital organization based in Nashville, Tennessee. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Before that, he was Chancellor of the University of Tennessee. Dr. Dykes is a director of Fleming Companies, Inc., PepsiAmericas, Inc., and the Employment Corporation. He is also a member of the Board of Trustees of the Kansas University Endowment Association and the William Allen White Foundation. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

Alan D. Feldman	2003	52	Mr. Feldman joined Midas as President and Chief Executive Officer in January 2003. From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation. His most recent positions were President and Chief Operating Officer of McDonald’s Americas and President of McDonald’s USA. From 1983 to 1994, Mr. Feldman held financial and operations posts with the Pizza Hut and Frito-Lay units of Pepsico. In 1993, he was named Senior Vice President, Business Strategy, and Chief Financial Officer of Pizza Hut, after having served as its Senior Vice President of Operations from 1990 to 1993.

The Board of Directors recommends a vote FOR our nominees for director.

Directors whose present terms continue until 2005:

Name	Director Since	Age	Principal Occupation and Directorships
Thomas L. Bindley	1998	60	Mr. Bindley is President of Bindley Capital Corporation, a private investment and consulting firm, which he founded in 1998. From 1992 to 1998, Mr. Bindley served as Executive Vice President and Chief Financial Officer of Whitman Corporation (now called PepsiAmericas, Inc.). Prior to joining Whitman, Mr. Bindley served in a similar capacity with Square D Company from 1986 to 1991. During the previous eight years, he held several executive positions with McGraw Edison Company, including Senior Vice President—Finance and Vice President and Treasurer. Mr. Bindley is a director of the Lincoln National Income Fund, Inc., and the Lincoln National Convertible Securities Fund, Inc. He also serves as a director of Junior Achievement of Chicago and as a member of the Board of Advisors of the McDonough School of Business at Georgetown University.

Robert R. Schoeberl	1998	68	Mr. Schoeberl retired in 1994 as Executive Vice President and Member of the Executive Committee of Montgomery Ward, a mass retailer of consumer products. He was Senior Vice President of Sales and Marketing at GNB Automotive Batteries from 1982 to 1985.
			Mr. Schoeberl serves as a director of TBC Corporation and Lund Industries. He is a member of the Board of Trustees at Mount Mercy College and the Automotive Foundation.

Directors whose present terms continue until 2006:

Name	Director Since	Age	Principal Occupation and Directorships
Jarobin Gilbert, Jr.	1998	58	Mr. Gilbert is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. He is a director of PepsiAmericas, Inc. and Footlocker, Inc. He also serves on the Board of Directors of the American Council on Germany and the Harlem Partnership. He is a permanent member of the Council on Foreign Relations.

Diane L. Routson	2003	48	Ms. Routson is Senior Vice President and Chief Financial Officer of MTL Insurance Company, the principal operating subsidiary of Mutual Trust Holding Company of Oak Brook, Illinois. She has served in this capacity since 1995.

Meetings and Committees of the Board

The Board is responsible for the management of Midas. The Board meets on a regular basis to review Midas’ operations, strategic and business plans, acquisitions and dispositions, and other significant developments affecting Midas, and to act on matters requiring approval of the Board. The Board also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management are regularly invited to Board meetings to discuss the progress of and future plans relating to their areas of responsibility.

The Board met six times in 2003. Each director attended at least 75% of the meetings of the Board and the Committees on which that director served.

As required under the rules of the New York Stock Exchange, a majority of the Board members is independent. Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards), information provided by the directors and Midas did not indicate any material relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the non-employee directors.

Also as required under the rules of the New York Stock Exchange, the independent non-management members of the Board hold regularly scheduled executive sessions. The non-executive Chairman of the Board serves as the presiding director of all such executive sessions.

Interested parties may communicate directly with the non-management directors by contacting the non-executive Chairman of the Board (on an anonymous basis, if desired) in the manner set forth in Midas’ Corporate Code of Ethics.

To facilitate independent director review, and to make the most effective use of the directors’ time and capabilities, the Board has established an Executive Committee, an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table sets forth the membership of each Committee.

Name	Executive Committee		Audit and Finance Committee		Compensation Committee		Nominating and Corporate Governance Committee
Thomas L. Bindley	X		X		X	*
Archie R. Dykes							X	*
Alan D. Feldman	X	*
Jarobin Gilbert, Jr.			X	*	X		X
Diane L. Routson			X
Robert R. Schoeberl	X				X		X

*	Chairperson

The Executive Committee acts, except as limited by applicable law, in lieu of the full Board between meetings of the Board. The Committee did not meet in 2003.

The Audit and Finance Committee has the ultimate authority to select and evaluate Midas’ external auditors and any outside firm performing internal audit functions. The Committee reviews with the external auditors and approves the audit report of Midas as prepared by its external auditors, the plan and scope of the audit, and the audit and any non-audit fees paid to the external auditors. The Committee also assures the independence of the external auditors, monitors the adequacy of reporting and internal controls, and meets periodically with internal and external auditors. In addition, the Committee reviews Midas’ internal audit reports, Annual Report, Form 10-K and Proxy Statement and reports its findings and recommendations to the Board for appropriate action. The Committee also supervises the financial affairs of Midas and receives and reviews reports of the Corporate Benefits Committee of the Midas Benefit Programs.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent. In addition, the Committee has determined that one of its members, Diane L. Routson, qualifies as an “audit committee financial expert”, as such term is defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the applicable Securities and Exchange Commission regulations promulgated thereunder. The Committee met nine times in 2003.

The Compensation Committee oversees the compensation policies of Midas, administers employee incentive plans, reviews officers’ salaries, approves significant changes in salaried employee benefits and recommends to the Board such other forms of remuneration as it deems appropriate. As required by the rules of the New York Stock Exchange, all members of the Committee are independent. The Committee met five times in 2003.

The Nominating and Corporate Governance Committee oversees the broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending to the Board director nominees and recommending to the Board a set of corporate governance principles applicable to Midas. The Committee also provides assistance to the Board in the areas of: committee selection and rotation practices; evaluation of the overall effectiveness of the Board, its Committees, individual directors and Midas’ management; and review and consideration of developments in corporate governance practices.

The Committee evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. The Committee has established selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders, and address the issues of diversity and background. The Board, with the assistance of the Committee, selects potential new Board members using the criteria and priorities set forth in Midas’ Corporate Governance Guidelines, as may be modified from time to time by the Committee.

Desired personal qualifications for potential director nominees include: intelligence, integrity, strength of character and sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which Midas operates; and commitment, sense of urgency and spirit of cooperation that will enable him or her to interface with other Board members in directing the future, profitable growth of Midas.

Desired experience qualifications for potential director nominees include: a senior executive or leadership role with a major business organization (equivalent relevant experience from other backgrounds, such as legal, academic, government or other non-profit, as well as higher potential senior level business executives, may also be considered); proven records of accomplishment and preferably experience as a board member of an independent public company; first-hand experience with international operations; a working knowledge of corporate governance issues and the appropriate role of a board of directors; exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders; and absence of employment or affiliation with organizations that engage in competitive lines of business or other conflicts of interest. The composition, skills and needs of the Board may change over time and will be considered in establishing the desirable profile of candidates for any specific Board opening.

The Committee will consider nominees recommended by directors, shareholders and management, provided that appropriate information with respect to the suggested candidate(s) is presented to the Committee for evaluation, and provided, further, that nominations by shareholders must be made in accordance with Midas’ Bylaws. See “Shareholder Proposals” below. In order for a shareholder nomination to be considered for inclusion in the proxy statement, the nominee must meet the selection criteria set forth in Midas’ Corporate Governance Guidelines, as such criteria may be modified from time to time by the Committee.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent. The Committee met two times in 2003.

Compensation of Directors

Directors who are not employees of Midas receive an annual retainer of $25,000, plus $1,000 for each Board meeting and Board Committee meeting attended. The Chairperson of each Board Committee is paid an additional $5,000 annual retainer. In 2003, each director was granted one ten-year option to purchase 2,000 shares of Common Stock of Midas with an exercise price equal to the fair market value of the Common Stock on the date of grant. These options become exercisable in equal annual installments on each of the first five anniversaries of the date of grant. In the event of a Change in Control, as defined in Midas’ Stock Incentive Plan, each option becomes fully exercisable or, in certain cases, will be settled in cash by Midas.

In addition to the fees described above, the Board of Directors agreed to pay to Robert R. Schoeberl, as compensation for his services as Midas’ non-executive Chairman of the Board of Directors, an annual supplemental director fee in the amount of $25,000 per year commencing October 1, 2003.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Board of Directors has appointed KPMG LLP, independent public accountants, as the independent auditors of Midas for the fiscal year ending January 1, 2005. KPMG LLP has been the independent auditors of Midas for more than 20 years. We expect that a representative of KPMG LLP will attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions as he or she may desire. The Board of Directors is seeking shareholder ratification of its appointment of KPMG LLP as Midas’ independent auditors for the fiscal year ending January 1, 2005.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 1, 2005.

Shareholder ratification of the Board’s appointment of KPMG LLP as Midas’ independent auditors is not required by Midas’ Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the appointment, the Audit and Finance Committee and the Board of Directors will reconsider whether to retain that firm. Furthermore, even if the selection is ratified, the Audit and Finance Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors for Midas at any time during the year if they determine that such an appointment would be in the best interests of Midas and its shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Midas for the fiscal years ended December 28, 2002, and January 3, 2004, by Midas’ principal accounting firm, KPMG LLP:

	2002	2003
Audit Fees	$690,400	$628,100
Audit Related Fees (a)	85,380	0
Tax Fees (b)	161,120	47,000
All Other Fees (c)	587,735	248,521

	$1,524,635	$923,621

(a)	Includes fees for services provided in connection with internal audit.
(b)	Includes fees for services provided in connection with tax consulting and compliance.
(c)	Consists primarily of fees relating to refinancing activities.

PRE-APPROVAL POLICY FOR INDEPENDENT AUDITOR SERVICES

Pursuant to its written charter, the Audit and Finance Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for pre-approving all audit and permitted non-audit services to be performed for Midas by its independent auditors. In recognition of this responsibility, the Audit and Finance Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Midas’ independent auditor. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit and Finance Committee requires specific pre-approval before engaging the independent auditor. The Audit and Finance Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

In accordance with its charter, which was originally adopted by the Board of Directors in September 1998 and amended most recently in March 2003, the Audit and Finance Committee assists the Board in fulfilling its oversight responsibilities in the areas of Midas’ accounting policies and practices and financial reporting. The Committee also assists the Board in overseeing, selecting and assuring the independence of its external auditors, as well as overseeing its internal auditors. The Committee met nine times in 2003.

As required under the rules of the New York Stock Exchange, the Audit and Finance Committee consists entirely of independent directors.

In connection with the fiscal 2003 financial statements, the Audit and Finance Committee reviewed and discussed the audited financial statements with management. The Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”, and, with and without management present, discussed and reviewed the results of KPMG LLP’s audit of the financial statements.

Additionally, the Committee obtained from KPMG LLP the written disclosures and the letter required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees”, and has discussed with KPMG LLP any relationships that may affect their independence. The Audit and Finance Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Midas’ audited financial statements be included in the Midas, Inc. Annual Report on Form 10-K for the fiscal year ended January 3, 2004.

THE AUDIT AND FINANCE COMMITTEE

Jarobin Gilbert, Jr., Chairman

Thomas L. Bindley

Diane L. Routson

CORPORATE GOVERNANCE

In compliance with the requirements of the Sarbanes-Oxley Act of 2002, as promulgated through Securities and Exchange Commission regulations, and the New York Stock Exchange’s listing standards for companies listed on the NYSE, Midas has adopted Corporate Governance Guidelines and a Corporate Code of Ethics for its directors, officers and other employees. In addition, Midas has established a Nominating and Corporate Governance Committee and has revised the charters (or adopted a new charter, in the case of the Nominating and Corporate Governance Committee) for each of its Board committees. Each of the foregoing documents is posted on Midas’ website located at www.midas.com. Any waivers granted to executive officers or directors under, and any amendments to, Midas’ Corporate Code of Ethics will also be promptly posted by Midas on its website.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of Common Stock of Midas on March 1, 2004, by each director of Midas, by each executive officer who is named in the Summary Compensation Table and by all directors and executive officers of Midas as a group. The table also sets forth the beneficial ownership of the Common Stock based on the 15,302,548 shares outstanding on March 1, 2004, by each person known by Midas to be the beneficial owner of more than 5% of the Common Stock. Each of the following persons has sole voting and investment power with respect to the shares of Common Stock shown unless otherwise indicated. Where not indicated, addresses shall be that of Midas’ principal executive office.

Name	Amount and Nature of Beneficial Ownership (a)		Percent Of Class
Thomas L. Bindley	14,315		*
Archie R. Dykes	7,341		*
Alan D. Feldman	265,000		1.72%
Jarobin Gilbert, Jr.	4,871		*
William M. Guzik	59,934		*
Alvin K. Marr	25,000		*
David W. Perrin	15,314		*
Diane L. Routson	0		*
Robert R. Schoeberl	31,066		*
Steven D. Shaneyfelt	7,500	(b)	*
Gary B. Vonk	49,275	(b)	*
John A. Warzecha	111,850		*
All Directors and Executive Officers as a Group (18 persons)	656,831	(c)	4.20%
Mario J. Gabelli (and affiliates)
c/o Gabelli Asset Management, Inc. One Corporate Center Rye, NY 10580	1,949,301	(d)	12.74%
MLF Investments, LLC (and affiliates)
2401 West Bay Drive, Suite 124 Largo, FL 33770	1,932,900	(e)	12.63%
FMR Corp. (and affiliates)
82 Devonshire Street Boston, MA 02109	1,586,200	(f)	10.37%
Apex Capital, LLC
25 Orinda Way, Suite 300 Orinda, CA 94563	825,000	(g)	5.39%

*	Less than 1%.
(a)

Includes shares which the named director or executive officer has the right to acquire prior to or on April 30, 2004 through the exercise of stock options as follows: Mr. Bindley, 4,400 shares; Dr. Dykes, 4,400 shares;

Mr. Feldman, 100,000 shares; Mr. Gilbert, 4,400 shares; Mr. Guzik, 36,000 shares; Mr. Marr, 20,000 shares; Mr. Perrin, 14,500 shares; Mr. Schoeberl, 16,066 shares; and Mr. Warzecha, 82,756 shares. Also includes shares of restricted stock owned by the named director or executive officer which have not yet vested as of April 30, 2004, as follows: Mr. Feldman, 115,000 shares; Mr. Guzik, 17,500 shares; Mr. Marr, 5,000 shares; and Mr. Schoeberl, 10,000 shares.

(b)	Based on information available to Midas on the executive’s last day of employment with Midas.
(c)	The number of shares shown as beneficially owned includes: (i) 337,041 shares which the directors and executive officers have the right to acquire prior to or on April 30, 2004 through the exercise of stock options; (ii) 157,500 shares subject to possible forfeiture under outstanding restricted stock awards; and (iii) 2,682 shares representing the vested beneficial interest of such persons under Midas’ Retirement Savings Plan as of February 29, 2004.
(d)	Based upon a Schedule 13D/A filed on February 12, 2004, by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Of such reported shares: (i) 460,000 shares are held of record by Gabelli Funds, LLC, a registered investment advisor (“Gabelli Funds”); (ii) 1,378,201 shares are held of record by GAMCO Investors, Inc., a registered investment advisor (“GAMCO”); and (iii) 111,100 shares are held of record by Gabelli Advisors, Inc., an investment advisor. Each of these funds has sole voting and dispositive power with respect to the shares held of record by such fund except that (a) GAMCO does not have the authority to vote 60,500 of the shares, (b) Gabelli Funds has sole dispositive and voting power of its shares as long as the aggregate voting interest of all the funds does not exceed 25% of their total voting interest in the company and, in such event, the Proxy Voting Committee of each of the funds shall respectively vote that fund’s shares, (c) at any time, the Proxy Voting Committee of each fund may take and exercise, in its sole discretion, the entire voting power with respect to the shares held by such fund under special circumstances, such as regulatory considerations, and (d) Mario Gabelli, Gabelli Asset Management Inc. (“GBL”) and Gabelli Group Capital Partners, Inc. (“Gabelli Partners”) have indirect power with respect to securities beneficially owned directly by the other funds. Gabelli Partners makes investments for its own account and is the parent company of GBL. GBL is a public company on the New York Stock Exchange and parent company for a variety of companies engaged in the securities business including those listed above in this footnote.
(e)	Based upon a Schedule 13D/A filed on January 15, 2004, by MLF Partners, L.P. (“MLFP”), MLF Investments, LLC (“MLFI”), MLF Offshore Portfolio Company, L.P. (“MLF Offshore”), MLF Cayman GP, Ltd. (“MLF Cayman”), MLF Capital Management, L.P. (“MLF Capital”), and Matthew L. Feshbach. The principal business of each of the above companies is private investment consulting. Mr. Feshbach’s principal occupation is managing member of MLFI and as President of MLF Capital. The business address of MLF Offshore, MLF Cayman and MLF Capital is c/o Bank of Bermuda (Cayman) Limited, 6 Front Street, Hamilton, HM11 Bermuda. Each of MLFI and Mr. Feshbach beneficially owns 1,932,900 shares, MLFP beneficially owns 1,311,710 shares, and each of MLF Offshore, MLF Cayman and MLF Capital beneficially owns 339,520 shares. Each of MLFI and Mr. Feshbach shares voting and dispositive power with respect to 1,311,710 shares plus (i) 281,670 shares beneficially held by the managed account of MLFI, and (ii) 339,520 shares beneficially held by MLF Offshore. MLFP shares voting and dispositive power with respect to 1,311,710 shares. Each of MLF Offshore, MLF Cayman and MLF Capital shares voting and dispositive power with respect to 339,520 shares.
(f)	Based upon a Schedule 13G/A filed on February 17, 2004, by FMR Corp. (“FMR”) and various affiliated entities. Fidelity Management & Research Company, wholly-owned subsidiary of FMR and a registered investment advisor, is the beneficial owner of 1,311,700 shares. Fidelity Small Cap Stock Fund, a registered investment company, beneficially owns 1,027,600 shares of these 1,311,700 shares. Edward C. Johnson 3d, the Chairman of FMR, FMR and the funds each has sole dispositive power with respect to such shares, and the funds’ Board of Trustees has sole voting power with respect to such shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 274,500 shares. Mr. Johnson and FMR each has sole voting and dispositive power with respect to these 274,500 shares.
(g)	Based upon a Schedule 13G filed on February 17, 2004, by Apex Capital, LLC, a registered investment adviser (“Apex”), and Sanford J. Colen, the Manager and controlling member of Apex. Apex and Mr. Colen share dispositive and voting power with respect to 825,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Midas and persons who own more than ten percent of the Common Stock of Midas to file with the Securities and Exchange Commission (“SEC”) initial reports of beneficial ownership and reports of changes in ownership of such Common Stock. Such directors, officers and ten percent shareholders are required to furnish to Midas copies of all Section 16(a) reports that they file.

To Midas’ knowledge, based solely on a review of the copies of such reports furnished to Midas and written representations that no other reports were required during the fiscal year ended January 3, 2004, its directors, executive officers and ten percent shareholders complied with all applicable Section 16(a) filing requirements, with the exception that a Form 4 was not filed timely for a transaction involving the sale of 7,000 shares of Common Stock of Midas owned by Mr. Shaneyfelt, Midas’ former Chief Merchandising Officer. Upon learning of such transaction three business days after the required filing deadline, Midas immediately filed a Form 4 on Mr. Shaneyfelt’s behalf.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows annual and long-term compensation for Midas’ Chief Executive Officer (and former Chief Executive Officer and former Chief Merchandising Officer) and the four other most highly compensated executive officers of Midas serving at the end of fiscal 2003.

Summary Compensation Table

Name and Principal Position	Annual Compensation						Long-Term Compensation Awards
	Fiscal Year		Salary($)	Bonus($)(a)	Other Annual Compensation($)		Restricted Stock Awards($)(b)	Options/ SARs (#)	All Other Compensation ($)(c)
Alan D. Feldman	2003		635,227	300,000	46,790	(e)	1,136,850	550,000	3,284
President and CEO (d)	2002		—	—	—		—	—	—
	2001		—	—	—		—	—	—

Gary B. Vonk	2003		26,267	0	7,458		0	0	445,000	(i)
President and Acting	2002		370,000	0	41,792	(h)	292,400	0	71,420	(i)
CEO/Executive Vice	2001	(g)	306,945	100,000	144,216	(h)	742,600	150,000	170,566	(i)
President and COO (f)

William M. Guzik	2003		230,000	57,500	26,026	(j)	80,900	40,000	163,162	(k)
Senior Vice President	2002		230,000	0	31,471	(j)	0	50,000	14,462
and CFO	2001		207,500	45,226	23,788	(j)	150,150	50,000	42,282	(k)

John A. Warzecha	2003		217,000	50,995	32,976	(l)	0	30,000	641,402	(m)
Senior Vice	2002		217,000	0	67,052	(l)	0	0	13,645
President, Franchise	2001		217,000	0	66,380	(l)	0	15,000	33,855	(m)
Operations

Alvin K. Marr	2003		170,000	29,750	16,477	(o)	40,450	20,000	161,134	(p)
Vice President,	2002		170,000	0	16,131	(o)	0	20,000	10,690
General Counsel and	2001		147,500	0	8,559	(o)	0	40,000	9,882
Secretary (n)

David C. Perrin	2003		200,000	34,580	16,679	(q)	0	15,000	16,927
Vice President,	2002		200,000	0	15,787	(q)	0	10,000	12,547
MIS	2001		173,000	0	15,663	(q)	0	20,000	62,383	(r)

Steven D. Shaneyfelt	2003	(s)	267,949	61,370	23,378	(t)	0	0	216,841	(u)
Senior Vice President,	2002		265,625	0	22,838	(t)	0	0	16,658
Merchandising, and	2001		230,000	0	21,643	(t)	150,150	55,000	73,299	(u)
President, PWI

(a)	Signing and retention cash awards are included under “All Other Compensation.”

(b)

The number of shares of restricted Common Stock and their market value held by Messrs. Feldman, Guzik, Warzecha, Marr and Perrin at January 3, 2004, were as follows: Mr. Feldman, 165,000 shares ($2,313,300); Mr. Guzik, 23,934 shares ($335,555); Mr. Warzecha, 0 shares; Mr. Marr, 5,000 shares ($70,100); and Mr. Perrin, 0 shares. All of these shares of restricted stock have vested as of the date of this proxy statement, except for the following: (i) 100,000 shares held by Mr. Feldman which vest on January 9, 2008 (except that the Board of Directors, in its discretion, may accelerate vesting of up to 50,000 shares annually, if the cumulative total shareholder return of Midas stock during the immediately preceding 12 month period exceeds the cumulative total shareholder return of the S&P 500 Index for the same period); (ii) 15,000 shares held by Mr. Feldman which vest 3,750 shares each on May 8, 2004, 2005, 2006 and 2007; (iii) 7,500 shares held by Mr. Guzik which vest 3,750 shares each on November 8, 2004 and 2005; (iv) 10,000 shares held by Mr. Guzik, which vest 2,500 shares each on May 8, 2004, 2005, 2006 and 2007; and (v) 5,000 shares held by Mr. Marr, which vest 1,250 shares each on May 8, 2004, 2005, 2006 and 2007. Dividends are paid on restricted stock at the times and in the same amounts as dividends are paid to all shareholders.

(c)	Unless otherwise stated, the amounts shown for All Other Compensation are company-matching contributions under qualified and/or non-qualified defined contribution plans and executive term life insurance premium payments.
(d)	Mr. Feldman joined Midas as President and Chief Executive Officer in January 2003.
(e)	Includes a $32,836 car allowance and $2,890 in financial planning related fees.
(f)	Mr. Vonk was appointed President and Acting Chief Executive Officer upon the former CEO’s resignation in September 2002. Mr. Vonk resigned as Midas’ President and Acting Chief Executive Officer in January 2003.
(g)	Mr. Vonk joined Midas in January 2001.
(h)	Includes (i) an $18,600 car allowance and $10,659 in club membership dues for 2002, and (ii) $115,924 in club membership fees and dues for 2001.
(i)	Includes severance of $445,000 in 2003, relocation related expenses of $43,339 in 2002 and $101,377 in 2001, and a $50,000 signing award in 2001.
(j)	Includes (i) an $18,600 car allowance for 2003, (ii) an $18,600 car allowance and $8,231 in financial planning related fees for 2002, and (iii) an $18,250 car allowance for 2001.
(k)	Includes a $150,000 retention award for 2003 and $25,000 for repurchased stock options in 2001.
(l)	Includes (i) interest expense of $8,775 in 2003, $42,143 in 2002 and $42,896 in 2001 in connection with the loan made by Midas to Mr. Warzecha to allow Mr. Warzecha to acquire restricted stock pursuant to Midas’ Executive Stock Ownership Program, which interest Midas had agreed to forgive during the period of Mr. Warzecha’s employment, and (ii) an $18,600 car allowance for each of 2003, 2002 and 2001.
(m)	Includes (i) a $472,509 loan forgiveness and a $150,000 retention award for 2003, and (ii) $20,000 for repurchased stock options in 2001.
(n)	Mr. Marr was appointed Vice President, General Counsel and Secretary in June 2001.
(o)	Includes a $14,400 car allowance for 2003 and 2002 and a $7,200 car allowance for 2001.
(p)	Includes a $150,000 retention award for 2003.
(q)	Includes a $14,400 car allowance for 2003, 2002 and 2001.
(r)	Includes $45,000 for repurchased stock options in 2001.
(s)	Mr. Shaneyfelt resigned in November 2003.
(t)	Includes a $17,050 car allowance for 2003 and an $18,600 car allowance for 2002 and 2001.
(u)	Includes (i) a $150,000 retention award and $22,917 of severance in 2003, and (ii) a $50,251 retention award and $6,170 in relocation related expenses in 2001.

In addition to the above-named executives, Wendel H. Province, Midas’ former Chairman and Chief Executive Officer, received $500,000 of severance payments in 2003 pursuant to his Separation Agreement with Midas dated October 25, 2002.

Option Grants in Fiscal 2003

The following table shows, for certain of the executive officers named in the Summary Compensation Table, options to purchase Common Stock of Midas granted during fiscal 2003. Messrs. Vonk and Shaneyfelt were not granted any options in 2003 and, therefore, are not listed in the table. No stock appreciation rights were granted during 2003.

Name	Number of Securities Underlying Options Granted (a)	% of Total Options Granted to Employees In 2003	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (b)
					5% ($)	10% ($)
Alan D. Feldman	500,000	51.6%	6.77	1/9/13	2,128,800	5,394,800
	50,000	5.2%	8.09	5/8/13	254,400	644,700
William M. Guzik	40,000	4.1%	8.09	5/8/13	203,500	515,700
John A. Warzecha	30,000	3.1%	8.09	5/8/13	152,600	386,800
Alvin K. Marr	20,000	2.1%	8.09	5/8/13	101,800	257,900
David C. Perrin	15,000	1.5%	8.09	5/8/13	76,300	193,400

(a)	Each option was granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. Options become exercisable in equal annual installments on each of the first five anniversaries of the date of grant. In the event of a Change in Control, as defined in Midas’ Stock Incentive Plan, each option becomes fully exercisable or, in certain cases, will be settled in cash by Midas.
(b)	The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Common Stock. The calculations were based on the exercise price per share and the term of the options.

Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

The following table shows information with respect to the executive officers named in the Summary Compensation Table regarding the exercise of options to purchase Common Stock of Midas during fiscal 2003 and unexercised options held as of January 3, 2004.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Held at January 3, 2004 (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at January 3, 2004 ($) (a) Exercisable/ Unexercisable
Alan D. Feldman	0	—	0/550,000	0/3,921,500
Gary B. Vonk	0	—	0/0	0/0
William M. Guzik	0	—	36,000/114,000	86,400/382,300
John A. Warzecha	0	—	82,756/43,000	33,524/213,990
Alvin K. Marr	0	—	20,000/60,000	45,920/193,680
David C. Perrin	0	—	14,500/38,000	33,320/142,030
Steven D. Shaneyfelt	7,000	21,875	45,000/0	28,070/0

(a)	Based on the closing price of Midas’ Common Stock on January 2, 2004 (i.e., $14.02), as reported for New York Stock Exchange Composite Transactions.

Pension Plans

Midas maintains qualified, defined benefit pension plans and nonqualified retirement plans paying benefits in optional forms elected by the employee based upon percentage multipliers which are applied to covered compensation and credited service. The benefit formula provides a normal retirement benefit of 1% of covered compensation for each year of credited service (excluding 1989–1991), up to a maximum of 20 years. The benefit formula also includes special minimum benefits based on credited service accrued through December 31, 1988, and covered compensation at retirement.

The following table reflects future benefits, payable as life annuities upon retirement, in terms of a range of amounts determined under the benefit formula mentioned above, at representative periods of credited service.

Projected Annual Pension

	Years of Credited Service (b)
Covered Compensation (a)	5	10	15	20 or more
$ 300,000	$15,000	$30,000	$45,000	$60,000
400,000	20,000	40,000	60,000	80,000
500,000	25,000	50,000	75,000	100,000
600,000	30,000	60,000	90,000	120,000
700,000	35,000	70,000	105,000	140,000
800,000	40,000	80,000	120,000	160,000
900,000	45,000	90,000	135,000	180,000
1,000,000	50,000	100,000	150,000	200,000
1,100,000	55,000	110,000	165,000	220,000
1,200,000	60,000	120,000	180,000	240,000

(a)	Covered compensation includes salary and bonus, as shown in the Summary Compensation Table, averaged over the five consecutive years in which such compensation is the highest.
(b)	As of January 3, 2004, Messrs. Feldman, Vonk, Guzik, Warzecha, Marr, Perrin and Shaneyfelt had 1, 2, 4, 28, 6, 5 and 3 years of credited service, respectively.

Change in Control and Other Agreements with Named Executive Officers

Midas entered into Change in Control Agreements (the “Change in Control Agreements”) with Messrs. Feldman, Vonk, Guzik, Warzecha, Marr, Shaneyfelt and certain other officers of Midas. The Change in Control Agreements were a result of a determination by the Board that it was important and in the best interests of Midas and its shareholders to ensure that, in the event of a possible change in control of Midas, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such possible change in control.

For purposes of the Change in Control Agreements, a “change in control” includes (i) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of Midas’ assets, other than a transaction in which (a) the beneficial owners of the Common Stock of Midas prior to the transaction own at least two-thirds of the voting securities of Midas resulting from such transaction, (b) no person owns 25% or more of the voting securities of the corporation resulting from such transaction, and (c) the members of the Midas Board of Directors constitute at least a majority of the members of the Midas Board resulting from such transaction, (ii) the consummation of a plan of complete liquidation or dissolution of Midas, (iii) the acquisition by any person or group of 25% or more of Midas’ voting securities, or (iv) persons who were directors of Midas on January 30, 1998 (or their successors as approved by a majority of the members of the Midas Board) cease to constitute a majority of the Midas Board.

Benefits are payable under the Change in Control Agreements only if a change in control has occurred and within three years thereafter the officer’s employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other “good reason” as defined in the Change in Control Agreements (a “Qualifying Termination”). The principal benefits to be provided to officers under the Change in Control Agreements are (i) a lump sum payment equal to three years’ compensation (base salary and incentive compensation), and (ii) continued participation in Midas’ employee benefit programs or equivalent benefits for three years following termination. The Change in Control Agreements provide that, if separation payments thereunder, either alone or together with payments under any other plan of Midas, would constitute a “parachute payment” as defined in the Internal Revenue Code (the “Code”) and, therefore, subject the officer to the excise tax imposed by Section 4999 of the Code, Midas will pay such tax and any taxes on such payment.

In 2001, the Board approved an amendment to the Change in Control Agreements for those officers who were then participating in Midas’ Executive Stock Ownership Program (including Mr. Warzecha). See “Indebtedness of Management” below. The amendment provides that, in the event of a Qualifying Termination, in addition to the benefits described above, Midas would agree to forgive the officer’s obligation to repay to Midas the amount, if any, by which (i) the outstanding principal balance under the promissory note executed by the officer in favor of Midas in 1999 (under Midas’ Executive Stock Ownership Program) exceeds (ii) the market value of the shares of Midas’ Common Stock purchased by the officer pursuant to the note, as determined at the time of the Qualifying Termination. It was the Board’s determination that this amendment is consistent with the original intention of the Change in Control Agreements to ensure the stability and continuity of management in the event of any such possible change in control. Although this amendment remains in place for the affected officers referenced above, its provisions are no longer relevant as no current officer of Midas remains obligated to Midas under an Executive Stock Ownership Program promissory note. See “Indebtedness of Management” below.

The Change in Control Agreements are not employment agreements and do not impair the right of Midas to terminate the employment of the officer with or without cause prior to a change in control, or the right of the officer to voluntarily terminate his or her employment at any time.

In October 2002, immediately following the resignation of Midas’ former Chairman and Chief Executive Officer, the Board of Directors approved special retention packages for certain of Midas’ key executive officers, namely Messrs. Guzik, Warzecha, Marr and Shaneyfelt, whose continued services were identified by the Board of Directors as critical to a successful management transition. Each package provided for a cash payment of $75,000 (subject to required tax withholdings) on each of April 1, 2003 and October 1, 2003, but only if the executive officer remained employed by Midas in his then current capacity as of such dates. In addition, each package provides for a severance payment in an amount equal to one year’s base salary in the event that the executive officer’s employment is terminated without cause at any time in the future. The executive officer would not be entitled to the one year severance payment if the termination also triggers the three year severance payment provided for under the Change in Control Agreements described above.

Also as a result of the resignation of Midas’ former Chairman and Chief Executive Officer, in October 2002, the Board of Directors approved a special compensation package for Gary B. Vonk to serve as Midas’ President and Acting Chief Executive Officer during the management transition period. The package provided for an annual base salary at the rate of $445,000 per year, effective October 1, 2002. In addition, Mr. Vonk was granted 40,000 restricted shares which vested on the earlier to occur of (i) November 11, 2004, (ii) the date on which Mr. Vonk’s employment with Midas was terminated for any reason (other than by Midas for cause) following the Board’s appointment of a new Chief Executive Officer other than Mr. Vonk, and (iii) any change in control, as defined in Midas’ Stock Incentive Plan. The package also provided for a lump sum severance payment in an amount equal to one year’s base salary in the event of any termination of Mr. Vonk’s employment without cause, except if such termination also triggered the three year severance payment provided for under Mr. Vonk’s Change in Control Agreement. Mr. Vonk resigned as Midas’ President and Acting Chief Executive Officer in January 2003 upon the appointment of Alan D. Feldman as Midas’ new President and Chief Executive Officer.

Indebtedness of Management

In connection with Midas’ Executive Stock Ownership Program, Wendel H. Province, Midas’ former Chairman and Chief Executive Officer, and Mr. Warzecha were previously indebted to Midas solely for the purpose of purchasing shares of Midas’ Common Stock. Each individual was an executive officer of Midas at the time of the loan. Both loans bore interest at a rate of 6% per annum and had a four-year term that was accelerated upon a termination of employment. Midas agreed to waive all interest that accrued while the borrowers were employed by Midas. Neither of these loans made by Midas remains outstanding as of the date of this proxy statement.

On March 17, 2003, in order to better effectuate the original purposes of the Executive Stock Ownership Program, Midas agreed to forgive $269,093.60 of Mr. Warzecha’s then outstanding loan balance of $400,004.00, which loan had a maturity date of March 17, 2003. This forgiveness amount represented the shortfall between (i) the outstanding principal balance under the promissory note executed by Mr. Warzecha in favor of Midas in 1999 (under Midas’ Executive Stock Ownership Program) and (ii) the market value of the shares of Midas’ Common Stock purchased by Mr. Warzecha pursuant to the note (as of the note’s maturity date). However, this forgiveness was expressly contingent upon his immediate payment to Midas of the remainder of the outstanding balance (i.e., $130,910.40). Midas also agreed to pay to Mr. Warzecha an amount equal to the taxes resulting from the forgiveness described above.

In addition, subsequent to his resignation on September 21, 2002, Mr. Province was provided a severance package which, among other things, extended his loan from Midas, which loan had a maturity date of October 21, 2002, for an additional three years. However, this extension was expressly contingent upon Mr. Province’s immediate payment to Midas of a substantial portion (i.e., $750,000) of his then outstanding loan balance. The remaining principal balance under the loan, after application of the $750,000 payment described above, was $1,749,992. Mr. Province was required to retire the remaining loan balance pursuant to three equal installments, payable on the first, second and third anniversaries of the original loan maturity date (i.e., October 21, 2002). During the extension period, interest continued to accrue on the unpaid principal balance at the rate of 6% per annum, and all interest accruing after the resignation date was to be paid by Mr. Province. As collateral for these payment obligations, Mr. Province pledged to Midas all of the shares of Midas’ Common Stock that he acquired with the original loan proceeds. In November 2003, the Board reached an agreement with Mr. Province whereby, in exchange for his agreement to pay $1,735,279 to Midas, Midas agreed to forgive the remaining principal balance under the loan of $14,713, as well as approximately $105,000 in accrued interest.

In accordance with the Sarbanes-Oxley Act of 2002, Midas will not, in the future, provide any new loans to its executive officers.

REPORT OF THE COMPENSATION COMMITTEE

As required under the rules of the New York Stock Exchange, the Compensation Committee (the “Committee”) is comprised of all independent directors. The Committee approves the compensation for the executive officers of Midas named in the Summary Compensation Table and other executive officers, except that the Committee reviews and recommends to the Board of Directors for its approval the compensation of the Chief Executive Officer. The Committee’s responsibilities include authorizing all salary increases for executive officers and direct reports to the Chief Executive Officer, approving the formula, performance goals and awards under the Annual Incentive Compensation Plan and the Stock Incentive Plan, and reviewing the salary policies for all salaried employees.

Actual and potential awards, as well as performance criteria, vary in proportion to each executive officer’s accountability and responsibility for the performance of Midas with respect to policy-making and execution. Midas’ salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance leading to increased shareholder value. Midas’ programs also seek to align short-term and long-term executive compensation opportunities with the interests of shareholders. The Annual Incentive Compensation Plan focuses on continuous improvement in annual financial performance. The Stock Incentive Plan is designed to reward creation of shareholder value over the longer term. For fiscal 2003, the Committee approved the adoption of a Special Incentive Program for Debt Reduction, which program was separate and apart from the 2003 Annual Incentive Compensation Plan. The 2003 Special Incentive Program was a result of a specific provision in Midas’ then current credit facility which entitled Midas to reclaim 500,000 of the 1,000,000 stock warrants issued to Midas’ lenders, but only if Midas was able to reduce its total term debt by $33,000,000. The 2003 Special Incentive Program provided program participants with a cash award potential of between 1.5% and 5% of base salary (depending on the position level of the participant) if Midas was able to achieve the $33,000,000 debt reduction target by the end of fiscal 2003. The program also provided for a similar additional award in the event that the $33,000,000 debt reduction target was exceeded by an additional $7,000,000. Midas was successful in reducing its total term debt by more than $40,000,000 by the end of fiscal 2003 and was, therefore, able to reclaim from its lenders the 500,000 stock warrants described above. See “Annual Incentives” below for additional information.

The Committee, with the assistance of independent compensation consultants, periodically assesses the consistency of Midas’ executive compensation programs with the Committee’s guidelines, Midas’ business strategy and general market practices. The consultants’ review is based on a competitive analysis of compensation survey data for a group of domestic companies with comparable retail sales levels as Midas. While not identical to the peer group of companies used in the Performance Graph contained in this proxy statement, this group includes many of those companies with whom Midas competes for similar executive talent. The Committee is satisfied that the executive compensation program is consistent with the stated policy. For the 2003 fiscal year, executive compensation was comprised of base salary, recruitment related expenses and bonuses, incentive bonuses, retention bonuses, as well as stock options and restricted stock awards under the Stock Incentive Plan.

Base Salary

Base salary levels for executive officers of Midas, including the President and Chief Executive Officer, are determined based on Midas’ actual experience in the hiring of senior executives who have been recruited from comparable positions in the industry, as well as a competitive analysis of compensation survey data for a group of domestic companies with comparable retail sales levels as Midas. Base salary levels for all other salaried employees of Midas are determined pursuant to both recent hiring experience and a widely-used job evaluation system, which Midas has had in place for some time. However, salary levels are not based exclusively on a formula; rather, the salary levels are derived from each position’s required skills and responsibilities, as compared to the average salary levels of like positions within companies provided through various relevant independently generated databases, including the compensation survey data referenced above. For the named executive officers, the databases included the group of comparable companies referenced above.

While Midas generally targets executive base salaries at the market median (the 50th percentile) to establish the relevant salary levels, the Committee considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, including, among other things, recent hiring experience, individual performance, individual experience and longer term potential. The Committee approves salary actions for approximately 20 key executive positions.

The performance of each executive officer is evaluated annually following the close of the fiscal year so each executive’s performance can be assessed within the context of Midas’ performance against its financial and strategic goals for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive’s management skills and experiences, and the individual’s contribution to the performance and profitability of Midas. There were no base salary adjustments for executives during 2003.

CEO Compensation

The salary of Alan D. Feldman, Midas’ President and Chief Executive Officer, was established pursuant to an offer of employment dated January 13, 2003, and was consistent with what was deemed necessary and appropriate to attract and retain a qualified executive to assume the position of President and Chief Executive Officer. In accordance with his offer of employment, Mr. Feldman’s base salary for 2003 was $650,000. In addition, as a material inducement to his acceptance of employment with Midas, Mr. Feldman was (a) granted stock options to purchase 500,000 shares of Common Stock of Midas, which options vest ratably over a five year period, and (b) 150,000 shares of restricted stock of Midas, which shares cliff vest on the fifth anniversary of his employment commencement date (but are subject to the Board’s discretionary right to accelerate vesting of such restricted shares in 50,000 share increments on each anniversary of the date of grant if the total shareholder return on Midas stock during the immediately preceding 12-month period exceeds the total shareholder return of the S&P 500 Index for the same period). On February 24, 2004, the Board approved the accelerated vesting of 50,000 restricted shares of Midas based upon the fact that the total shareholder return on Midas stock for the one year period from January 9, 2003, to January 9, 2004, exceeded the cumulative shareholder return of the S&P 500 Index for the same period (i.e., 124.7% compared to 20.9%, respectively). Furthermore, during 2003, Mr. Feldman received a bonus under the 2003 Annual Incentive Compensation Plan and the 2003 Special Incentive Program for Debt Reduction totaling $300,000. This bonus was determined at the discretion of the Committee and approved by the Board based on the achievement of a number of key strategic corporate objectives in 2003. These included, but were not limited to, the successful restructuring and reduction of the company’s debt, the successful liquidation of the company’s PWI and wholesale distribution business, the successful implementation of the distribution agreements with AutoZone and Uni-Select, the recruitment of certain key executives, the significant improvement in the company’s working relationship with its franchisees, and the outstanding performance of the company’s stock relative to the S&P 500. This bonus represented approximately 46% of Mr. Feldman’s base salary, which was well below his target bonus of 75% of base salary because several key objectives were not met, including targets for operating income and performance of company-operated shops. Mr. Feldman was also granted stock options to purchase 50,000 shares of Common Stock of Midas, as well as 15,000 shares of restricted stock of Midas, pursuant to the Stock Incentive Plan in 2003.

Annual Incentives

The executive officers named in the Summary Compensation Table, together with approximately 15 additional executives, participate in the Annual Incentive Compensation Plan. The Committee administers the Annual Incentive Compensation Plan. The Committee has the power to extend, amend or terminate the Annual Incentive Compensation Plan and to approve or modify the incentive formula, performance measures and/or the target and actual awards. Target amounts payable under the Annual Incentive Compensation Plan are proportionate to each participant’s accountability for the business plans of Midas and range from 15% to 50% of base salary for all participants except the Chief Executive Officer, who has a target bonus of 75% of base salary. During 2003, the amount of incentive compensation for any participant in the Annual Incentive Compensation Plan, except the Chief Executive Officer, was 70% dependent on Midas’ operating income performance relative to pre-established targets and 30% dependent on the attainment of such participant’s individual objectives. Midas paid no incentive awards to named executive officers for the 2003 plan year based upon the operating income component. However, participants did receive all or a portion of the individual objective component depending upon his or her achievement of such pre-established objectives. In addition, for fiscal 2003, the executive officers named in the Summary Compensation Table, together with approximately 12 additional executives, participated in a Special Incentive Program for Debt Reduction. The 2003 Special Incentive Program was a result of a specific provision in Midas’ then current credit facility which entitled Midas to reclaim 500,000 of the 1,000,000 stock warrants issued to Midas’ lenders, but only if Midas was able to reduce its total term debt by $33,000,000. The 2003 Special Incentive Program provided program participants with a cash award potential of between 1.5% and 5% of base salary (depending on the position level of the participant) if Midas was able to achieve the $33,000,000 debt reduction target by the end of fiscal 2003. The program also provided for a similar additional award in the event that the $33,000,000 debt reduction target was exceeded by an additional $7,000,000. The company was successful in reducing its total term debt by more than $40,000,000 by the end of fiscal 2003 and was, therefore, able to reclaim from its lenders the 500,000 stock warrants described above. As a result, cash awards of between 3% and 10% of base salary (depending on the position level of the participant) will be paid to the 2003 Special Incentive Program participants.

Stock-Based Long-Term Incentives

Midas directly aligns the interests of management with those of its shareholders through the Stock Incentive Plan and through the periodic grant of stock options and restricted stock awards to its executives. General stock option and restricted stock award grant guidelines have been established based on competitive practices of similarly-situated general industry and other retail companies, the executive’s position, and the ability to influence longer-term operating performance. In making grants of stock options and/or restricted stock awards, the Committee considers the performance of Midas since the last grant, the level of stock options and/or restricted stock awards previously granted to the executive, and the performance of the executive.

Midas’ Stock Incentive Plan provides for the grant of restricted stock awards as well as non-qualified and incentive stock options at exercise prices equal to the closing market price on the date of grant. On May 8, 2003, the Committee approved grants to Messrs. Feldman, Guzik, Warzecha, Marr and Perrin of options to purchase 50,000 shares, 40,000 shares, 30,000 shares, 20,000 shares and 15,000 shares, respectively, of Common Stock of Midas. Options granted to the Chief Executive Officer and the other executives are generally exercisable for ten years, absent earlier termination of employment, and provide for deferred vesting over five years to encourage retention of executives. Also on May 8, 2003, the Committee approved grants of restricted stock awards to Messrs. Feldman, Guzik and Marr for 15,000 shares, 10,000 shares and 5,000 shares, respectively, of Common Stock of Midas. Restricted stock awards granted to the Chief Executive Officer and the other executives generally provide for deferred vesting over four years to encourage retention of executives. The Stock Incentive Plan provides executives of Midas with a significant interest in the creation of shareholder value through long-term growth in the price of Midas’ Common Stock.

The Committee’s current policy is that compensation payable to Midas’ named executive officers should generally meet the conditions required for full deductibility under Section 162(m) of the Internal Revenue Code. Tax deductibility is one criterion the Committee considers when establishing compensation programs and strategy. The Stock Incentive Plan is structured with the intention that the compensation payable pursuant to this plan would qualify as “performance based” compensation, which is not subject to the $1,000,000 deductibility limit under Section 162(m).

Retention Agreements

In October 2002, immediately following the resignation of Midas’ former Chairman and Chief Executive Officer, the Board of Directors approved special retention packages for certain of Midas’ key executive officers, namely Messrs. Guzik, Warzecha, Marr and Shaneyfelt, whose continued services were identified by the Board of Directors as critical to a successful management transition. Each package provided for a cash payment of $75,000 (subject to required tax withholdings) on each of April 1, 2003 and October 1, 2003, but only if the executive officer remained employed by Midas in his then current capacity as of such dates. In addition, each package provides for a severance payment in an amount equal to one year’s base salary in the event that the executive officer’s employment is terminated without cause at any time in the future. The executive officer would not be entitled to the one year severance payment if the termination also triggers the three year severance payment provided for under the Change in Control Agreements described above.

THE COMPENSATION COMMITTEE

Thomas L. Bindley, Chairman

Jarobin Gilbert, Jr.

Robert R. Schoeberl

PERFORMANCE GRAPH

The following performance graph compares Midas’ cumulative total shareholder return on Common Stock from December 26, 1998, to January 3, 2004, with the cumulative total return of Standard & Poor’s 500 Stock Index (“S&P 500”) and Standard & Poor’s 600 Specialty Stores (“Peer Group”), neither of which includes Midas. The companies in the Peer Group include Pep Boys and TBC Corporation. These comparisons assume an initial investment of $100 and the reinvestment of dividends.

Company/Index	12/26/98	1/1/00	12/30/00	12/29/01	12/28/02	1/03/04

MIDAS, INC.	100.00	68.70	37.66	36.81	18.40	44.49

S&P 500 INDEX	100.00	121.33	110.29	98.28	75.33	97.12

S&P 600 SPECIALTY STORES	100.00	106.88	97.22	151.74	126.84	196.81

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in Midas’ proxy materials for the 2005 Annual Meeting of Shareholders, a shareholder proposal must be received by the Corporate Secretary no later than December 8, 2004. In addition, regardless of whether a shareholder proposal is set forth in the Notice of Annual Meeting to a proxy statement as a matter to be considered by shareholders, Midas’ Bylaws establish an advance notice procedure for shareholder proposals to be brought before any annual meeting of shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at the 2004 annual meeting may consider a proposal or nomination brought by a shareholder of record as of March 24, 2004, who is entitled to vote at the 2004 annual meeting and who has given the Corporate Secretary timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder proposal or nomination intended to be brought before the 2004 annual meeting must have been received by the Corporate Secretary after the close of business on February 8, 2004 and prior to the close of business on February 28, 2004. The Corporate Secretary did not receive notice of any shareholder proposal or nomination relating to the 2004 annual meeting. The 2005 annual meeting is expected to be held on May 10, 2005. A shareholder proposal or nomination intended to be brought before the 2005 annual meeting must be received by the Corporate Secretary after the close of business on February 10, 2005, and prior to the close of business on March 2, 2005. All proposals and nominations should be addressed to Midas, Inc., 1300 Arlington Heights Road, Itasca, Illinois 60143, Attention: Corporate Secretary.

GENERAL

Midas will bear the entire cost of soliciting proxies for the annual meeting. Proxies will be solicited by mail, and may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers or employees of Midas who will not receive special compensation for such services. Midas will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of Common Stock. Midas has also engaged Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of approximately $6,500, plus reimbursement for out-of-pocket expenses.

We have included a copy of Midas’ 2003 Annual Report on Form 10-K (without Exhibits) with this proxy statement.

A copy of Exhibits to the Annual Report on Form 10-K may be obtained upon written request to Midas, Inc., 1300 Arlington Heights Road, ltasca, Illinois 60143, Attention: Corporate Secretary. A reasonable charge will be assessed for requested Exhibits.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Chicago, Illinois

April 7, 2004

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8925

EDISON, NJ 08818-8925

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week until 11:59 p.m. on 5/10/04.

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet

1. Log on to the Internet and go to http://www.eproxyvote.com/mds

2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.

OR

Vote-by-Telephone

1. Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

Please mark votes as in this example.

The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR proposals 1 and 2. This proxy revokes any proxy previously given.

1. Election of Directors.

2. Ratification of the appointment of KPMG LLP as the independent auditors of Midas, Inc. for the fiscal year ending January 1, 2005.

Midas, Inc.

FOR AGAINST ABSTAIN

If you plan to attend the Annual meeting, please check the box and an admittance card will be mailed to you.

Mark box at right if an address change or comment has been noted on the reverse side of this card.

IMPORTANT: Please sign exactly as your name(s) appear to the left. Joint owners should each sign personally. If you sign as agent or any other capacity, please state the capacity in which you sign.

Signature: Date: Signature: Date:

Dear Shareholder;

Midas, Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares via a toll-free telephone number or via the Internet. This eliminates the need to return the proxy card.

To vote your shares by telephone or Internet, you must use the voter control number printed on your proxy card. The series of numbers that appear in the box on the reverse side must be used to access the system.

1. To vote by telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683), 24 hours a day, 7 days a week

2. To vote over the Internet: Go to the website http://www.eproxyvote.com/mds

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

Your vote is important. Thank you for voting.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.econsent.com/mds.

FOLD AND DETACH HERE

COMMON STOCK PROXY

Midas, Inc.

1300 Arlington Heights Road

Itasca, Illinois 60143

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

William M. Guzik and Alvin K. Marr, or either of them (each with full power of substitution), are hereby authorized to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Midas, Inc. to be held on May 11, 2004, and at any adjournment thereof as specified on reverse side.

Election of Directors, Nominees:

(01) Archie R. Dykes, (02) Alan D. Feldman

(Continued, and to be marked, dated and signed, on the other side)

HAS YOUR ADDRESS CHANGED? DO YOU HAVE ANY COMMENTS?

P R O X Y